CELULAR CRT PARTICIPAÇÕES S.A.
Public Company with Authorized Capital
CNPJ nr 03.010.016/0001-73
Common shares ISIN code BRCRTPACNOR3
Preferred shares ISIN code BRCRTPACNPA6

TELE LESTE CELULAR PARTICIPAÇÕES S.A.
Public Company with Authorized Capital
CNPJ nr 02.558.144/0001-93
Common shares ISIN code BRTLCPACNOR6
Preferred shares ISIN code BRTLCPACNPR3

TELE SUDESTE CELULAR PARTICIPAÇÕES S.A.
Public Company with Authorized Capital
CNPJ nr 02.558.129/0001-45
Common shares ISIN code BRTSEPACNOR7
Preferred shares ISIN code BRTSEPACNPR4

BES INVESTIMENTO DO BRASIL S.A. – BANCO DE INVESTIMENTO
Intermediary Institution
on account and behalf of

BRASILCEL N.V.
Offeror

In regard to the Edital of Tender Offer to acquire shares issued by Celular CRT Participações S.A., Tele Leste Celular Participações S.A. and Tele Sudeste Celular Participações S.A. (“Edital”), published on Setember 1st, 2004, the Offeror and the Intermediary Institution clarify that:

1.	the item 2.5 of the Edital shall have the following wording: “The sales order, registered under the terms of item 2.4, shall indicate the respective sale price of the Shares. The acceptance (or not) of the VTOs shall occur in the respective Auction, through the broker to which the shareholder has qualified”; and

2.	for the purposes of item 9.2 of the Edital, the list of shareholders shall not be available on the world wide web. Said list may be obtained in hard copy or in electronic form, with a justification and acknowledgment of receipt, at the head offices mentioned in item 9.3 of the Edital.

BRASILCEL N.V.
OFFEROR

BES INVESTIMENTO DO BRASIL S.A. – BANCO DE INVESTIMENTO
INTERMEDIARY INSTITUTION